CARTER/VALIDUS REIT, INC.

ARTICLES OF AMENDMENT

Carter/Validus REIT, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Article SECOND of the charter of the Corporation (the “Charter”) is hereby amended to change the name of the Corporation to:

Carter Validus Mission Critical REIT, Inc.

SECOND:  The foregoing amendment to the Charter was approved by the Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law without action by the stockholders.

THIRD:  The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed under seal in its name and on its behalf by its Chief Executive Officer and Chairman of the Board and attested to by its Secretary on this 23rd day of March, 2010.

ATTEST:	CARTER/VALIDUS REIT, INC.

/s/ Lisa Drummond	By: /s/ John Carter (SEAL)
Lisa Drummond	John Carter
Secretary	Chief Executive Officer and
Chairman of the Board